Exhibit 99.2

Extraction Oil & Gas, Inc. Files for Chapter 11 Protection

Announces Entry into Restructuring Support Agreement and $125 Million Financing Facility to Position Company for Long Term Success

DENVER – JUNE 14, 2020 –

Extraction Oil & Gas, Inc. (NASDAQ: XOG) (together with its subsidiaries, “Extraction” or the “Company”) announced today that the Company has voluntarily filed for petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the “Court”).

The Company has obtained a committed $125 million debtor-in-possession financing facility (the “DIP Facility”), which contemplates $50 million in new money, up to $15 million of which will become immediately available upon Bankruptcy Court’s order, and a “roll up” of $75 million of revolving loans under the Company’s existing revolving credit agreement. The DIP Facility is underwritten by Wells Fargo Bank, National Association and the $50 million in new money is financed by certain lenders under the Company’s existing revolving credit agreement. Subject to Court approval, this DIP financing, combined with the Company’s cash from operations, is expected to provide sufficient liquidity during the chapter 11 cases to support its continuing business operations and minimize disruption.

Further, to facilitate the Company’s swift exit from chapter 11, the Company announced it has entered into a restructuring support agreement (the “Agreement”) with certain of its unsecured noteholders. The Agreement outlines a restructuring plan that will effectuate a significant deleveraging of the Company’s balance sheet through a debt-for-equity swap, pursuant to either a standalone restructuring or a combination transaction, that will leave the Debtors’ unsecured noteholders with the majority of the Company’s equity while still providing a meaningful recovery to junior stakeholders. Though the Company was unable to obtain consensus across its entire prepetition capital structure prior to filing, the Company plans to use the chapter 11 process to build consensus for a comprehensive restructuring transaction that will allow the Company to emerge from chapter 11 with a right-sized, flexible balance sheet.

“After months of liability management and careful analysis of our strategic options, we determined that a voluntary chapter 11 filing with key creditor support provides the best possible outcome for Extraction,” said Extraction CEO Matt Owens. “The restructuring steps we have announced today are necessary to strengthen our balance sheet, improve our overall cost structure, and position Extraction for future success.”

I would like to thank our customers, employees, suppliers and partners for their support through the COVID-19 pandemic,” Owens said. “We are working tirelessly on expediting an efficient in-court restructuring that will allow us to maintain our operational momentum and uphold the obligations we have to our employees, customer, vendors and stakeholders.”

Extraction has filed a series of motions with the court that, when granted, are expected to generally enable the company to maintain its operations as usual throughout the restructuring process. Included in these first day motions are requests to continue to pay employee wages, honor existing employee benefit programs, continue to pay taxes, and pay royalties to mineral owners under the terms of the applicable agreements. The Company has also filed motions seeking authority to pay expenses associated with its drilling and production operations, as well as costs associated with gathering, processing, transportation, marketing those operations related to joint interest billing for non-operated properties.

Court filings and other information related to the chapter 11 cases are available on the Company’s website at www.extractionog.com/restructuring-information and at http://www.kccllc.net/extractionog, which is a website administered by the Company’s proposed noticing agent, Kurtzman Carson Consultants LLC (“KCC”). The Company has also set up a toll-free hotline to answer employee, vendor, investor and royalty owner questions at (866) 571-1791 (internationally at (781) 575-2049). Parties may obtain electronic notification of court filings through the KCC website or may register for email notices by completing the Bankruptcy Court’s registration form that can be accessed at https://ecf.deb.uscourts.gov/cgi-bin/login.pl.

Kirkland & Ellis LLP is serving as legal counsel to Extraction. Moelis & Company LLC and Petrie Partners, LLC are acting as financial advisors to the Company. Alvarez & Marsal is acting as restructuring advisor to the Company.

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About Extraction Oil & Gas, Inc.

Denver-based Extraction Oil & Gas, Inc. is an independent energy exploration and development company focused on exploring, developing and producing crude oil, natural gas and NGLs primarily in the Wattenberg Field in the Denver-Julesburg Basin of Colorado. For further information, please visit www.extractionog.com. The Company’s common shares are listed for trading on the NASDAQ under the symbol: “XOG.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled or completed after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the “Risk Factors” section of our most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission and in our other public filings and press releases. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statement.

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